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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

POLSKA TELEFONIA CYFROWA Sp. z o.o.

PTC INTERNATIONAL FINANCE B.V., a private company with limited liability organized under the laws of The Netherlands.

PTC INTERNATIONAL FINANCE (HOLDING) B.V., a private company with limited liability organized under the laws of The Netherlands.

PTC INTERNATIONAL FINANCE (HOLDING) B.V.

PTC INTERNATIONAL FINANCE II S.A., a societe anonyme (limited liability company), organized under the laws of Luxembourg.

PTC INTERNATIONAL FINANCE II S.A.

None.